EXHIBIT 21.1

List of Subsidiaries of Mid-America Apartment Communities, Inc.

Jefferson at Sunset Valley, LP
Jefferson Village LP
JPI Coral Springs LP
MAAC of Duval LP
MAACOD
MAC II of Delaware, Inc
MAC III of Delaware, Inc
MAC of Delaware Inc
MAC of Huntington Chase LLC
Mid America Apartments LP
Mid America Apartments of Duval LP
Monthaven Management, Inc.
Monthaven Park, LLC
Paddock Club Florence LP
Woods of Post House LP